Exhibit 10.5
                     Opinion and Consent of Counsel Covering
                   Shares of the Phoenix Strategic Income Fund

[LETTERHEAD]

                                                               THE PHOENIX FUNDS

                                           March 27, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE:     Phoenix Multi-Portfolio Fund
             Post-Effective Amendment No. 22 to
             Registration Statement no. 33-19423

Dear Sirs:

     As counsel to Phoenix Investment Counsel, Inc., I have participated in the development of and am familiar with the Phoenix Multi-Portfolio Fund, an open-end, management investment company whose shares are the subject of the above-captioned Registration Statement on Form N-1A, and post-effective amendment No. 22 to this Registration Statement significantly alters one of the portfolios.

     In rendering my opinion, I have examined such documents, records, and matters of law as I deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies, and the correctness of all facts set forth in the certificates delivered to me and the correctness of all written or oral statements made to me.

     Based upon this review, I am of the opinion that, after effectiveness of the post-effective amendment and the registration or qualification in the appropriate states, and upon payment of the consideration described in the registration statement, each share of each class of shares of the Phoenix Strategic Income Fund, when issued, will have been validly and duly issued, fully paid and non-assessable.

     My opinion is rendered solely in connection with the Registration Statement on Form N-1A under which the Shares will be registered and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.


                                           Very truly yours,

                                           /s/ Thomas N. Steenburg
                                           -------------------------------
                                           Thomas N. Steenburg